Exhibit 20.1

    Titan Pharmaceuticals, Inc.

Company:	Media/Investors:
Robert Farrell	Jonathan Fassberg
Executive Vice President & CFO	The Trout Group
650-244-4990	212-477-9077

TITAN PHARMACEUTICALS ANNOUNCES DISMISSAL OF ALL LAWSUITS

South San Francisco, CA - February 2, 2004 - Titan Pharmaceuticals, Inc. (ASE: TTP) announced today that all of the class action and derivative lawsuits filed against the Company have been dismissed without prejudice. In every case, the plaintiffs agreed to voluntarily dismiss the lawsuits after discussion of the facts with Titan's counsel, without any further legal action necessary by Titan.

Titan, its affiliates, and insurers, made no payment in connection with dismissal of the lawsuits, and have no obligation to make any payments whatsoever to any plaintiffs or their counsel in connection with the dismissals. Furthermore, Titan has no other obligations in connection with the dismissals.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (ASE: TTP) is a biopharmaceutical company focused on the development and commercialization of novel treatments for central nervous system (CNS) disorders, cancer and cardiovascular disorders. Titan's numerous products in development utilize novel technologies that have the potential to significantly improve the treatment of these diseases. Titan also establishes partnerships with multinational pharmaceutical companies and government institutions for the development of its products.

The press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company's development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company's intellectual property or trade secrets and the Company's ability to obtain additional financing if necessary. Such statements are based on management's current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

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